Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and between

TRAVELPORT INC.

and

ORBITZ WORLDWIDE, INC.

Dated as of July 25, 2007.

i

ii

Schedules:

Schedule 2.4	Allocation of Costs of Consents
Schedule 6.6	Shared Contracts

Exhibits:

Exhibit A	Services Provided by Travelport
Exhibit B	Services Provided by OWW

iii

This Transition Services Agreement (this “Agreement”) is by and between Travelport Inc., a Delaware corporation formerly known as B2B Newco, Inc. (“Travelport”), and Orbitz Worldwide, Inc., a Delaware corporation (“OWW”).  Each of Travelport and OWW is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”  Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Section 10.18.

W I T N E S S E T H:

WHEREAS, the Parties are wholly owned Subsidiaries of Travelport Limited, a Bermuda company f/k/a TDS Investor (Bermuda) Ltd. (“Travelport Limited”); and

WHEREAS, the board of directors of Travelport engaged in a reorganization of the businesses of Travelport into two distinct and separate groups, business-to-business and business-to-consumer, in February, 2007 (the “Reorganization”), pursuant to which each Party agreed to provide to the other Party and their respective Subsidiaries, as applicable, certain transitional, administrative and support services on the terms set forth in a Master Services Agreement between Travelport and TAI, a wholly-owned Subsidiary of OWW, dated as of February 8, 2007 (the “Master Services Agreement”);

WHEREAS, the Parties have agreed to terminate the Master Services Agreement as of the date hereof, and to enter into this Agreement in its place; and

WHEREAS, the board of directors of Travelport has determined that it is appropriate, desirable and in the best interests of Travelport and its stockholders to offer for sale a certain percentage of the Common Stock of OWW in a registered public offering, which will be the initial public offering of OWW common stock to the public, on or about July 25, 2007 (the “IPO”);

WHEREAS, Travelport Limited and OWW are entering into a Separation Agreement coincident with the execution of this Agreement (the “Separation Agreement”) to provide for their contemplated existence following the IPO and certain other transactions;

WHEREAS, Travelport and OWW have each determined that it is desirable in light of the IPO to enter into this Agreement in place of the terminated Master Services Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

SERVICES

Section 1.1                                      Provision of Services.

(a)                                          Upon the terms and subject to the conditions set forth in this Agreement, each Party, as Service Provider, agrees to provide (or cause one of its Subsidiaries to provide) to the other Party (or to one of its Subsidiaries), as Service Recipient, in each case as applicable, those services described in the exhibits attached hereto (each, together with supplementary schedules attached thereto, an “Exhibit”, and each numbered service listed on such Exhibit, together with the terms and conditions of this Agreement and any applicable supplementary schedule to such Exhibit, a “Services Agreement”), each on and pursuant to the terms set forth therein (together, with the Additional Services (as defined in Section 1.2), the “Services”).

(b)                                         Nothing herein shall prohibit, modify or limit Travelport’s ability to transfer or allocate assets and liabilities, as the case may be, to any entity in connection with, or in contemplation of, the Reorganization or the IPO or otherwise; to the extent that any such transfer or allocation results in a change the reasonable effect of which is for one Party to become the Service Provider and/or Service Recipient to any Services Agreement, then the Parties shall make such amendments, revisions or modifications to the Exhibits as are reasonably necessary to reflect the appropriate Service Provider and/or Service Recipient as the case may be.

Section 1.2                                      Additional Services. From time to time during the Service Term (as defined in Section 1.4), the Service Recipient may find it desirable to request, in addition to the Services described in the applicable Exhibits, additional services to be made available to such Service Recipient by the Service Provider, provided that such Services are of a type generally provided by such Service Provider (or, if the capacity to provide such Services is transferred to a Subsidiary of such Service Provider (as described in Section 10.2 hereof), by a Subsidiary of such Service Provider) prior to the date hereof (“Additional Services”).  In the event that the Service Recipient makes a written request that the Service Provider provide Additional Services and such Service Provider agrees to provide such Additional Services, the Parties shall negotiate in good faith and execute amendments to the relevant Exhibits for such Additional Services that shall set forth, among other things, (a) the time period during which the Additional Services shall be provided, (b) a description of the Additional Services, and (c) the estimated charge for the Additional Services.  The Service Provider’s obligations with respect to providing any such Additional Services shall become effective only upon an amendment to the relevant Exhibits being duly executed and delivered by the Service Provider and the Service Recipient.  It is understood that, subject to Section 1.3, the Service Provider has no obligation to provide Additional Services and may reject any request by any Service Recipient for Additional Services for any reason or for no reason.

Section 1.3                                      Obligations as to Additional Services; Transition and Migration Assistance.

(a)                                  Upon request by the Service Recipient, the Service Provider agrees to enter into discussions with the Service Recipient to provide any Additional Services that (i) (1) are directly dependent upon or inextricably intertwined with the Services and (2) were inadvertently and unintentionally omitted from the list of Services, or (ii) comprise transition or migration assistance from a Service by such Service Provider to the successor service thereto; provided, however, that the Service Provider shall not be obligated to provide such Additional Services to the extent such Services are otherwise provided for in any agreements between the Parties or if, following good-faith negotiation, the Parties are unable to reach agreement on terms for such Additional Services.

(b)                                 Notwithstanding the foregoing in Section 1.2 and Section 1.3(a), to the extent that the Service Recipient requests transition or migration assistance (i) that is directly related to a Service being provided by a Service Provider and (ii) for which the Service Provider is the only reasonably available source of knowledge or expertise relating to such transition and migration assistance, and to the extent such transition or migration assistance is not otherwise provided for in any agreements between the Parties, then the Service Provider shall use commercially reasonable efforts to provide such transition and migration assistance. The Service Provider and Service Recipient shall mutually determine in good faith the timeline and scope for such assistance, in light of the Service Recipient’s requirements and business risk associated with disruptions in services, and the Service Provider’s resource constraints and reasonable competing demands for use of such resources. The Service Provider and Service Recipient shall mutually agree on a budget for such assistance, which assistance shall be provided at actual cost through March 31, 2008.

(c)                                  The Parties agree and acknowledge that any other transition or similar assistance that may be provided by a Party or its Affiliates to the other Party or its Affiliates (but is not described in an Exhibit hereto and is not otherwise agreed to in writing pursuant to Section 1.2 or Section 1.3(a)) in connection with the Reorganization or the IPO shall be deemed to be provided under this Agreement as Services (and therefore subject to the terms and conditions of this Agreement, including the exclusions of, and limitations on, liability), unless the Parties expressly agree in writing that such other transition or similar assistance is not governed by this Agreement. For the avoidance of doubt, the foregoing shall not require any Party to provide any transition or similar assistance that is not otherwise required under this Agreement.

Section 1.4                                      Term of Services Agreements. Subject to Section 9.1 and Section 9.2, the term of each Services Agreement shall expire on March 31, 2008 (the “Service Term”), unless otherwise specified on the Exhibits hereto.  The term of any Services Agreement may be extended by mutual written consent of the Parties at any time but no later than ninety (90) days before the expiration of such Services Agreement.  The Parties shall agree upon a new expiration date for such Services Agreement at the date of such extension, which date may be further extended thereafter by mutual written consent of the Parties at any time but no later than ninety (90) days before the revised expiration date of such amended Services Agreement.  Any extension of a Services Agreement (i) shall be subject to restrictions of third party licensors or providers, including those restrictions contained in Section 1.5 and Section 2.4, or in any Third Party Agreement made pursuant to this Agreement and such Services Agreement, and (ii) notwithstanding Section 1.8, may be subject to an increase in compensation and other payments after March 31, 2008, as agreed upon by the Parties at the date of such extension.

Section 1.5                                      Subcontracting of Services.

(a)                                          The Service Recipient acknowledges that the Service Provider may have subcontracted and may in the future, at Service Provider’s discretion and at any time, subcontract with unaffiliated third parties to provide services in connection with all or any portion of the Services to be provided under a Services Agreement.  Notwithstanding the foregoing, the Service Recipient acknowledges that all Services will be provided in accordance with the terms of Service Provider’s Third Party Agreements used in connection with such Services, subject to Section 1.6.  Service Recipient shall comply with all terms and conditions of all such Third Party Agreements that exist as of the date hereof and entered into by the Service Provider for the provision of Services after the date hereof, and any new terms and conditions of all such agreements of which Service Provider notifies Service Recipient after the date hereof; provided, that notwithstanding anything to the contrary in a Services Agreement, to the extent that Service Recipient does not comply with any such terms and conditions, Service Provider may decline to provide all or the applicable part of the particular Services with which such Third Party Agreement is used, without liability.

(b)                                         If any of the Service Provider’s Third Party Agreements used in connection with a Service expire or terminate, the Service Provider shall use commercially reasonable efforts to either (a) renew such agreement on substantially the same terms and conditions for the term of the applicable Service if commercially reasonable, or (b) enter into a comparable new agreement with an alternative subcontractor for the term of the applicable Service if commercially reasonable.  If such agreement or a comparable new agreement are not available on commercially reasonable terms, then the Service Provider will promptly notify the Service Recipient, and both parties shall use commercially reasonable efforts to reach a mutually agreed solution; provided, however, that (i) in the event that such non-renewal or new agreement occurs through no fault of Service Provider or its Subsidiaries, any additional costs, to the extent these costs exceed the amount payable to Service Provider for such Services pursuant to the agreement that is being replaced, shall be the sole responsibility of Service Recipient, and (ii) in the event that such non-renewal or new agreement occurs due to any breach by Service Provider or its Subsidiaries of its agreements with any of its third party contractors or outsourcers, any additional costs, to the extent these costs exceed the amount payable to Service Provider for Services pursuant to the agreement that is being replaced, shall be the sole responsibility of Service Provider.

Section 1.6                                      Standard of Service.

(a)                                          The Service Provider agrees that in providing (or causing others to provide) the Services under such Services Agreement, it shall (and shall cause each Subsidiary or advisor and, to the extent practicable, any other third party service provider to): (i) conduct itself in accordance with standards of service (including quality) no less than the then-current standards applied by Service Provider hereafter with respect to the specific matters in question in its own business, but in no event less than the standards of service applied for the Service Recipient immediately prior to the date hereof with respect to the specific matters in question and (ii) comply in all material respects with any applicable standards, procedures, policies, operating guidelines, practices and instructions specifically set forth in the Exhibits describing the relevant Services.  In the event of a conflict between Section 1.6(a)(i) and Section 1.6(a)(ii), the standards of Section 1.6(a)(ii) shall govern.  Notwithstanding the foregoing, it shall not be deemed to be a breach of this Agreement if one Party to a Services Agreement fails to meet the standards required under this Section 1.6 because of the failure of the other Party to such Services Agreement to cooperate with or provide information or services to such Party as required under such Services Agreement.

(b)                                         Each Party to a Services Agreement agrees that in providing or receiving Services under such Services Agreement, it shall (and shall cause each Subsidiary or advisor and, to the extent practicable, any other third party service provider to) comply with all laws, regulations and orders applicable to the conduct of the activities contemplated hereby.

Section 1.7                                      Right to Decline Services. Notwithstanding anything contained in a Services Agreement, a Party to a Services Agreement may decline to provide all or any part of any particular Services, if such Party reasonably believes that the performance of its obligations relating thereto would violate (i) any applicable law, regulation, judicial or administrative ruling or decision applicable to its business or property or (ii) any Third Party Agreement (including any license held by a Service Provider) existing as of the date hereof, but only (a) to the extent reasonably necessary for such Party to ensure compliance therewith, (b) after such Party has applied commercially reasonable efforts to reduce the amount and/or effect of any such restrictions (provided that this clause (b) shall not cause or require such Party to violate any Third Party Agreement, including any license held by a Service Provider) and (c) after such Party has delivered written notice to the other Party to such Services Agreement specifying in reasonable detail the nature of the applicable restrictions and of any proposed modification in such Party’s obligations.

Section 1.8                                      Compensation and Other Payments.

(a)                                          Subject to Section 1.10, and except as provided on Exhibit A or Exhibit B hereto, for any Services provided through March 31, 2008, the Service Recipient agrees to pay the Service Provider to such Services Agreement (or, if the Service Provider so directs, to a Subsidiary of the Service Provider) in accordance with Section 1.12, an amount equal to the sum of the following items:

(i)                                                                        an amount in cash equal to such Service Recipient’s proportionate share (based on actual usage/consumption) of the aggregate cost incurred by the Service Provider in providing such Service, except as otherwise provided in the relevant Exhibit; and

(ii)                                                                     if applicable, the charge for any Additional Services provided by the Service Provider pursuant to Section 1.2.

(b)                                         The Service Provider shall use commercially reasonable efforts to provide the Service Recipient with thirty (30) days’ advance notice (or, if such thirty (30) days’ advance notice is not practicable under the circumstances, as soon as reasonably practicable) of all increases in costs for any Services; provided, that Service Provider’s failure to provide any such notice shall not relieve the Service Recipient of its responsibility for such costs.

(c)                                          Notwithstanding Section 1.8(c), if the Service Provider reasonably believes that it cannot provide the Services to the Service Recipient without making an expenditure that is subject to Section 1.8(c), then the Service Provider supplying the Service shall so notify the Service Recipient in writing. Such notification shall include a specific description of the known material benefits and consequences of both consenting to or rejecting such expenditure, including the extent to which Services could not be provided to such Service Recipient without such expenditure. If more than one Service Recipient receives Services that will benefit from such expenditure, then the Service Provider shall include in such notice: (i) the portion of such expenditure that such Service Recipient would be obligated to pay and (ii) to the extent such Services are reasonably providable to the Service Recipient without such expenditure, a good faith estimate of the incremental costs of providing such Services to such Service Recipient without such expenditure. Within thirty (30) days after the Service Recipient receives such written notification from Service Provider, the Service Recipient shall either consent to (which consent shall not be unreasonably withheld or delayed) or reject the proposed expenditure; provided, that failure to consent to or reject the proposed expenditure within such time period shall be deemed a consent to the proposed expenditure. In the event of any such rejection: (1) such rejection shall also be deemed a rejection of the Services corresponding to such expenditure (to the extent not reasonably providable without such expenditure) with no obligation of or liability to the Service Provider with respect thereto, and (2) to the extent any such corresponding Services are reasonably providable without such expenditure, such Service Recipient shall be responsible for all incremental costs of providing such Services to such Service Recipient without such expenditure.

Section 1.9                                      Employee Severance Costs. Upon the termination of employment of any of the corporate or shared services employees providing Services under any one or more Services Agreements, where such termination is primarily due to the termination or reduction of the Services which such employee was supporting, the Service Recipient to such Services Agreement(s) shall reimburse the Service Provider for a portion of the severance costs associated with such employee’s termination of employment (excluding the cost of any long term incentive programs (“LTIPs”)) (the “Employee Severance Cost”), or otherwise in proportion to such employee’s time allocable to the benefit received by such Service Recipient, as determined by the Service Provider utilizing a good faith analysis (a) in accordance with the Service Provider’s historical methodology for assessing and allocating similar expenses among its Subsidiaries, or if there is no such historical methodology for such Services, then (b) in accordance with the methodology used to determine the pricing in the applicable Exhibit determined by Service Provider.  Except as set forth in this Section 1.9, the Service Provider will be responsible for its own employee severance costs; such severance costs will not be included for purposes of any “true up” pursuant to Section 1.10.

Section 1.10                                Annual Compensation True-Up.

(a)                                          With respect to each Services Agreement, the Service Provider under such Services Agreement shall deliver to the Service Recipient under such Services Agreement a cost adjustment report within ninety (90) days after the end of each calendar year (including calendar year 2007) during the Service Term (except that, upon expiration or termination of the last of any Services Agreements between any Service Provider and any Service Recipient, such cost adjustment report shall be delivered within ninety (90) days after the expiration or termination date of such last Services Agreement, rather than within ninety (90) days after the end of the calendar year in which such expiration or termination occurs).  Such cost adjustment report shall specify (i) the total charges incurred by the Service Recipient during such calendar year under such Services Agreement, as determined by the fees and other charges set forth in the applicable Exhibit; (ii) the Service Provider’s Costs for the Services provided to the Service Recipient (and/or its Subsidiaries) under such Services Agreement during such calendar year, together with a reasonably specific itemization of such Costs; and (iii) the “Adjustment Amount”, which is defined as the aggregate Costs incurred by the Service Provider to provide such Services (as described in (ii) above) less the aggregate fees and other charges calculated in accordance with the applicable Services Agreement (as described in (i) above), excluding for all purposes any costs to obtain any consents, licenses and other agreements that are allocated pursuant to Section 2.4(a) and any non-cash costs or charges (e.g., amounts charged in respect of LTIPs).  If the Adjustment Amount is positive, then the Service Provider shall include an invoice with such report for such Adjustment Amount, which amount shall be due and payable within thirty (30) days after receipt of such invoice, as well as subject to contention in accordance with the provisions of Section 1.12.  If the Adjustment Amount is negative, then the Service Provider shall credit the Service Recipient for the Adjustment Amount against the next payment(s) due to the Service Provider by the Service Recipient under such Services Agreement, and to the extent any such Services are no longer being provided, the Service Provider shall remit payment for such negative amount to the Service Recipient together with the cost adjustment report.

(b)                                         “Cost” means, with respect to any Services, the actual cost incurred by the Service Provider in connection with the provision of such Services under the applicable Services Agreement, excluding for all purposes any non-cash costs or charges (e.g., amounts charged in respect of LTIPs); more specifically, “Cost” shall equal the sum (without duplication) of: (i) all actual out-of-pocket costs paid by the Service Provider and its Subsidiaries to third parties (other than any Subsidiaries of the Service Provider) with respect to such Services; and (ii) all direct costs incurred by the Service Provider and its Subsidiaries in providing such Services (including the portion of any costs allocable only in part to the Services provided to the Service Recipient and its Subsidiaries); provided, however, that with respect to travel expenses incurred by the Service Provider in connection with providing Services, the Costs with respect to such travel expenses shall be incurred in conformity with Travelport’s travel policy as in effect on the date hereof.

(c)                                          Notwithstanding any of the foregoing in this Section 1.10, this Section 1.10 shall not apply to (i) employee termination costs and expenses, which are covered by Section 1.9 or (ii) any Additional Services under any Services Agreement, unless the applicable Exhibit for such Services Agreement specifically makes such Additional Services subject to this “true up” provision.

Section 1.11                                Cost-Effective Provision of Services. The Service Provider shall use commercially reasonable efforts to (i) utilize resources and otherwise provide the Services in a cost-effective manner and to otherwise minimize expenses, and (ii) minimize any Transition Costs and Unrecovered Costs.  Without limiting the foregoing, as the volume of any Services is reduced by any Service Recipient under any Services Agreement or as any portion of any Services under any Services Agreement is terminated or expires, the Service Provider shall use commercially reasonable efforts to reduce the Costs associated with providing the remaining Services, to the extent practicable.  Such efforts shall include, without limitation, the termination or reallocation of personnel, and the cancellation of leases for, or reallocation or sale of equipment and other resources that had previously been allocated to providing the terminated or reduced Services, without materially adversely effecting the standard of service to be provided for the remaining Services as required pursuant to Section 1.6 or any other services provided by such Service Provider; provided, however, that such Service Provider shall not be required to terminate the employment of, or reallocate, any employee, if it does not charge the other Party for the costs of employing such employee or will not do so following such reduction in Services.

Section 1.12                                Billing and Payment Terms.

(a)                                          The payor Party under a Services Agreement (or, if applicable, its Subsidiary) agrees to pay the payee Party, or if such payee Party so directs, a Subsidiary of such payee Party, in accordance with, and subject to, the billing and payment terms set forth in such Services Agreement.  On the first day of each month following the effective date of a Services Agreement the payee Party to such Services Agreement shall provide the payor Party to such Services Agreement with one invoice detailing the charges for all amounts due by such payor Party to such payee Party under all Services Agreements entered into among such Parties and each Party shall pay such invoices within thirty (30) days after receipt of such invoice.  Amounts not paid in accordance with this Section 1.12(a) within thirty (30) days after receipt of such invoice shall accumulate interest at a rate per annum equal to the then-applicable

Prime Rate plus one percent (1%) (or the maximum legal rate, whichever is lower) (such rate being referred to herein as the “Interest Rate”) from the 31st day following receipt of such invoice to but excluding the date on which amounts due are paid.

(b)                                         In the event the payor Party to a Services Agreement does not pay any sum, or any part thereof, in accordance with Section 1.10(a), the payee Party to such Services Agreement shall, effective thirty (30) days following the delivery of written notice to such payor Party of such payment default, have no further obligation pursuant to this Agreement to provide Services to such payor Party until such unpaid balance plus all accrued and unpaid interest at the applicable Interest Rate shall have been paid.

(c)                                          The payor Party shall promptly notify the payee Party in writing of any amounts billed to it that are in dispute; provided, that no such dispute and notice shall relieve such payor Party from paying, nor may such payor Party withhold, any amounts owed to the payee Party pursuant to Section 1.12(a); except that the payor Party may withhold payments for third party pass-through charges, solely to the extent permitted by the applicable Third Party Agreement, upon notice to the payee Party.  (Similarly, the payee Party shall continue to perform its obligations that are in dispute (including the provision of Services), pursuant to Section 10.7, but subject to Section 1.12(b).)  Upon receipt of such notice, the payee Party will research the items in question in a reasonably prompt manner and cooperate to resolve any differences with such payor Party.  In the event that the Parties mutually agree that any amount that was paid by such payor Party was not properly owed, the payee Party will refund that amount plus Interest (accumulating from the original due date for such amount) to such payor Party within thirty (30) days after receipt of such notice (or, alternatively, the payee Party may deduct the dollar amount from the next invoice submitted to such payor Party).  In the event agreement is not reached by the Parties within thirty (30) days after receipt of the notice referred to above, the matter shall be referred to resolution in accordance with Section 10.7.

Section 1.13                                Interruption of Services. Except as otherwise provided herein, the Service Provider, will use its commercially reasonable efforts to provide uninterrupted Services to the Service Recipient through the Service Term.  In the event, however, that (x) any such Service Provider, or its respective suppliers or subcontractors are wholly or partially prevented from providing a Service or Services to the Service Recipient or if a Service or Services are interrupted or suspended, in either case by reason of any force majeure event set forth in Section 10.1, (y) the Service Provider shall deem it reasonably necessary to suspend delivery of a Service hereunder for purposes of maintenance, repair or replacement of equipment parts or structures, or (z) to the extent that the Service Provider relies on a third party for products or services in connection with any such Services and the third party ceases to perform its obligations, the Service Provider shall not be obligated to deliver such Service during such periods; provided, that the Service Provider: (i) has given, whenever possible, reasonable written notice of the interruption in accordance with Section 10.6 within a reasonable period of time, explaining the reason, purpose and likely duration thereof; and (ii) use commercially reasonable efforts to minimize the duration and impact of the interruption.  If such interruption of Services has a more than minimal negative impact on any material aspect of the Service Recipient’s business and the Service Provider cannot readily and materially reinstate the Service involved, such Service Provider will use its commercially reasonable efforts to assist the Service Recipient in securing alternative services to try to minimize such negative impact on such Service Recipient.  Each Party shall promptly notify the other Party under a Services Agreement of any event or circumstance of which such Party or any of its representatives has knowledge that would or would be reasonably likely to cause a disruption in any Services under such Services Agreement.

Section 1.14                                Supervision and Compensation; Independent Contractor. The Service Provider, shall select, employ, pay, supervise, direct and discharge all the personnel providing Services for it under such Services Agreement.  Each such Service Provider shall be solely responsible for the payment of all benefits and any other direct and indirect compensation for personnel assigned to perform Services on its behalf under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law.  The personnel employed by the Service Provider to provide Services shall be considered independent contractors with respect to the Service Recipient in connection with the performance of Services hereunder.  The employees of the Service Provider performing Services in connection herewith shall not be deemed to be employees of the Service Recipient.  No joint venture, partnership or other relationship shall be created or implied by this Agreement.

Section 1.15                                Staffing of Personnel. Each Service Provider shall be solely responsible for assigning reasonably competent personnel to perform the Services for it under such Services Agreement, which personnel will be instructed by such Service Provider to perform Services in a timely, efficient and workmanlike manner.

ARTICLE II

MUTUAL OBLIGATIONS; COVENANTS

Section 2.1                                      Legal Actions. Within fifteen (15) Business Days of either Party becoming a party to, or threatened with, or otherwise receiving notice of, any legal or regulatory proceeding or investigation (including inquiries or complaints from any federal agency, state attorney general’s office, from a legislator on behalf of a constituent or from any Better Business Bureau or similar organization) (in each case, a “Proceeding”) arising out of or in connection with the Services provided hereunder, it is agreed that such Party will promptly provide written notification of such event to the other Party and, to the extent reasonably requested or appropriate, the other Party will cooperate with such Party to defend, settle, compromise or otherwise resolve such Proceeding; provided, that any costs incurred by the other Party related to its cooperation shall be borne by the Party against whom the Proceeding has been brought if it is determined that such Party has been grossly negligent or engaged in willful misconduct.

(a)                                          Each Party to a Services Agreement agrees, to the extent reasonably necessary, to cooperate and consult in the defense and settlement of any

Action threatened or filed by a third party (“Third Party Action”) which implicates both Parties or any of their Subsidiaries and which relates primarily to the Services provided by or to the Parties.  In addition, the Parties hereto will use their reasonable best efforts to provide assistance to the other Party with respect to any Third Party Action, and to make available to the other Party reasonable access to its directors, officers, other employees and agents as witnesses in legal, administrative or other proceedings to the extent reasonably necessary in connection with such Third Party Action.  The Party providing information, consulting or witness services under this Section 2.1(b) shall be entitled to reimbursement from the other Party for reasonable and documented expenses.

(b)                                         No Party shall have the authority to institute, prosecute or maintain any Proceeding on behalf of the other Party without the prior written consent of the other Party.

Section 2.2                                      Providing Periodic Reports. Each Party, in its capacity as Service Provider, will provide (or cause a Subsidiary of such Party to provide), upon reasonable written notice, such periodic reports with respect to the Services it provides under a Services Agreement as is reasonably requested by the Service Recipient receiving such Services, including such reports as are specified in the relevant Exhibits; provided that for any type of periodic report that was not provided to the Service Recipient prior to the date hereof, the Service Provider shall be permitted to charge a reasonable fee for the provision of such report.

Section 2.3                                      Means of Providing Services. With respect to any particular Service to be provided under a Services Agreement, the Service Provider to such Services Agreement, shall, unless otherwise specified in the Exhibits, determine the means and resources used to provide such Service in accordance with its prudent business judgment.

Section 2.4                                      Consents; Further Assurances.

(a)                                          The Parties shall reasonably cooperate and use commercially reasonable efforts to obtain all third party consents, licenses and other agreements necessary for the provision of the Services, unless otherwise stated in a Services Agreement.  The cost of obtaining any such consents, licenses and other agreements and that are required to perform Services will be allocated as set forth on Schedule 2.4, except as otherwise provided in any exhibit hereto.  The cost for replicating any agreements in connection with the Reorganization or the IPO shall be borne by the Party to such replicated agreement.  In the event that any consent, license or other agreement under this Section 2.4 cannot be obtained despite the Parties’ commercially reasonable efforts, then (i) the Party ascertaining such consent, license or other agreement will not be granted by the applicable third party shall immediately notify the other Party, and the Service Provider shall as soon as practicable notify the affected Service Recipient in reasonable detail the nature of the applicable exposure and of any proposed resulting modification in the Services, (ii) the Parties shall cooperate and assist the Service Recipient in obtaining alternative arrangements, (iii) the Service Provider shall continue to provide the Services to the extent reasonably practicable under such circumstances, and (iv) the affected Parties shall use commercially reasonable efforts to reduce the amount and/or effect of disruption caused by any such failure to obtain such consent, license or other agreement.

(b)                                         In order to effectuate the intent of Section 2.4(a), each Party shall execute and deliver such further documents and take such other actions as may be reasonably requested of it by the other Party, who is either the Service Provider to such Party or the Service Recipient of such Party, in order to effect or enable the provision of the Services contemplated hereunder.  In addition, each Party shall cause its Subsidiaries who provide Services pursuant to any Exhibits, to perform their obligations in accordance with this Agreement and the Exhibits, including without limitation, all payment obligations hereunder and thereunder, and shall remain liable for the failure of its Subsidiaries to so perform.

Section 2.5                                      Information Technology Security and other IT Related Matters.

(a)                                          No Party shall, and each Party shall not permit its Subsidiaries and its and their applicable vendors to, access or use the information systems of the other Party made available under any Services Agreement, except as expressly permitted and required for receipt or provision of the Services, as applicable, and as contemplated to otherwise perform its obligations or exercise its rights under this Agreement or any Services Agreement.

(b)                                         Each Party under a Services Agreement (and its Subsidiaries and their respective third party vendors) shall not tamper with, compromise or attempt to circumvent, any physical or electronic security or audit measures employed by the other Party, to such Services Agreement (and its Subsidiaries and their respective third party vendors).  The Service Recipient shall not, without the Service Provider’s express written consent or as otherwise provided in this Agreement, and without complying with such Service Provider’s security policies and procedures, access any computer system of such Service Provider or its Subsidiaries or remove from such Service Provider’s or its Subsidiaries’ premises any of such Service Provider’s or its Subsidiaries’ Confidential Information or any other property of such Service Provider, its Subsidiaries, employees, members, or customers.  The Service Provider (including its third party vendors) shall not, without the Service Recipient’s consent or as otherwise provided in this Agreement, and without complying with such Service Recipient’s security policies and procedures, access any computer system of such Service Recipient or its Subsidiaries or remove from such Service Recipient’s or its Subsidiaries’ premises any of such Service Recipient’s or its Subsidiaries’ Confidential Information or any other property of the Service Recipient, its Subsidiaries, employees, members, or customers.

(c)                                          The Service Recipient and the Service Provider (and its respective Subsidiaries and its and their respective third party vendors) shall comply with (i) any and all applicable privacy and information security laws, regulations, statutes, and guidelines, and (ii) the policies, standards, and guidelines for privacy, information protection, and information and system security in effect as of the date hereof, as such may be modified by mutual agreement of the Parties to address security exposures and risks that may be discovered, such agreement not to be unreasonably withheld or delayed.  Each of the Parties shall maintain security controls over resources it provides hereunder or personnel who may access the other Party’s (or the other Party’s Subsidiaries’) electronic mail, Web site, systems, or Confidential Information, which controls shall protect the confidentiality, privacy, integrity and availability of information.

(d)                                         No Party shall, and shall cause its Subsidiaries to not, introduce into any computer systems, databases, or software of the other Party or its Subsidiaries, or of any third party to which access is provided, any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access, alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down the other Party’s or its Subsidiaries’ or applicable third parties’ computer systems, databases, software, or other information or property.  To the extent that either Party will (i) perform services or tasks via any electronic means (including, but not limited to, electronic mail, Web site, and/or the Internet), and/or (ii) provide or cause to be provided to the other Party or its Subsidiaries with access to its electronic mail systems, Web sites, computer systems, and/or other Internet systems, the performing or providing Party shall implement or cause to be implemented industry-standard security to protect the other Party’s, its Subsidiaries’ and applicable third parties’ computer systems, network devices and/or the data processed thereon against the risk of penetration by, or exposure to, a third party.  Unless otherwise agreed to by the Parties, any hardware or software accessed by the other Party or its Subsidiaries or provided to one Party by the other Party in connection with the Services shall remain the original Party’s property (as the case may be) and must be surrendered upon the original Party’s request and/or when the Services terminate or expire.

Section 2.6                                      Cooperation. During the term of this Agreement, the Parties shall, and shall cause each of their respective Subsidiaries and each of the foregoing entities’ respective agents, auditors and representatives to, cooperate with each other in good faith (i) in the performance of the Services and the Parties’ respective obligations under this Agreement to provide required services specified herein and (ii) to facilitate an orderly and efficient transition of services, processes and functions, in each case in a manner consistent with the intent of this Agreement and without undue burden on either Party.

Section 2.7                                      Cendant Separation Agreement. To the extent that any Services specified in the Exhibits hereto are provided under, or are otherwise subject to, the provisions of the Cendant Separation Agreement (or any Ancillary Agreement (as defined, for the purposes of this Section 2.7 only, in the Cendant Separation Agreement) thereto), each Party shall fully comply with the Cendant Separation Agreement and/or the applicable Ancillary Agreement, including but not limited to those Services specified on Exhibit 24 (IT (Cendant to Travelport)), Exhibit 57 (Communications Services (Cendant

to Travelport)), and Exhibit 65 (Records Management (Cendant to Travelport)) to the Cendant Transition Services Agreement.

ARTICLE III

TAX MATTERS

Section 3.1                                      Service Taxes. Each Party in its capacity as Service Recipient shall pay or cause to be paid all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against the Parties on the provision of Services as a whole, or any particular Service (including with respect to amounts paid by the Service Provider to third parties), including Additional Services, received by the Service Recipient or any of its Subsidiaries from any Service Provider or any of its Subsidiaries pursuant to the terms of this Agreement (collectively, “Service Taxes”).  If required under applicable law (or, in the case of Service Taxes relating to amounts paid by the Service Provider to third parties), the Service Provider shall invoice the Service Recipient to such Services Agreement for the full amount of all Service Taxes, and such Service Recipient shall pay, in addition to the other amounts required to be paid pursuant to the terms of this Agreement, such Service Taxes to such Service Provider.

ARTICLE IV

ACCESS TO INFORMATION AND PERSONNEL

Section 4.1                                      Access to Information. Subject to the confidentiality provisions set forth in Article V below and any other restrictions contained in this Agreement, each Party shall, and shall cause their respective Subsidiaries to, provide, upon written request, any information within such Party’s or its Subsidiaries’ possession that the requesting Party reasonably needs in connection with Services being provided by or to such requesting Party (i) to comply with requirements imposed on the requesting Party by a governmental authority; (ii) for use by such requesting Party in any proceeding or to satisfy audit, accounting, tax or similar requirements; or (iii) to comply with such requesting Party’s obligations under this Agreement.

Section 4.2                                      Privilege. The Parties recognize that legal and other professional services have been and will be provided prior to and following the date hereof that were or will be rendered for the benefit of each of the Parties to this Agreement.  The Parties agree that their respective rights with respect to all privileged information in connection with such services shall be governed by Sections 4.4, 7.6 and 7.7 of the Separation Agreement.

ARTICLE V

CONFIDENTIALITY

Section 5.1                                      Confidential Information.

(a)                                          Each Party may from time to time disclose Confidential Information to the other Party (both orally and in writing) to the extent necessary to carry out their obligations or exercise their rights under this Agreement and the Exhibits, including with respect to Services.

(b)                                         Each receiving Party agrees to treat all Confidential Information provided by any disclosing Party pursuant to this Agreement and any Exhibits as proprietary and confidential to the disclosing Party, and the receiving Party shall not (without the prior written consent of the disclosing Party) disclose or permit disclosure of such Confidential Information to any third party; provided, that the receiving Party may disclose, on a need-to-know basis, such Confidential Information to (i) its third party subcontractors or to its Subsidiaries who have signed non-disclosure agreements with the receiving Party that are at least as protective as the terms set forth herein (for purposes of this Section 5.1(b) a confidentiality term of at least five years is sufficient), and/or (ii) its current employees, officers, or directors, or legal or financial representatives.  For the avoidance of doubt, non-disclosure agreements in effect prior to the date of commencement of Services under any Services Agreement are not required to be amended to comply with the foregoing sentence, notwithstanding that Confidential Information may be disclosed pursuant to such non-disclosure agreement after the date of commencement of Services under such Services Agreement.  The receiving Party agrees to safeguard all Confidential Information of the disclosing Party with at least the same degree of care (which in no event shall be less than reasonable care) as the receiving Party uses to protect its own Confidential Information.  The receiving Party shall use the disclosing Party’s Confidential Information solely for the purpose of fulfilling its obligations and exercise its rights under this Agreement and the Exhibits.  The receiving Party further agrees not to use or disclose the disclosing Party’s Confidential Information for its own benefit or for the benefit of others, except as otherwise contemplated by this Agreement, the Exhibits, or the disclosing Party in writing.

(c)                                          Notwithstanding this Section 5.1, the Parties acknowledge and agree that the information shall not be deemed Confidential Information, and the receiving Party shall have no confidentiality, non-use or nondisclosure obligation with respect to any such information to the extent that it is:  (i) independently developed by the receiving Party without the use of any Confidential Information and any breach of this Agreement by the receiving Party, as established by documentary evidence; (ii) in the public domain by no fault or wrongful act of the receiving Party; (iii) with respect to Confidential Information that is disclosed by the disclosing Party after the date of commencement of Services under any Services Agreement but not any Confidential Information of the disclosing Party disclosed to the receiving Party on or before such date, known by the receiving Party prior to disclosure by the disclosing Party, as established by documentary evidence; (iv) disclosed to the receiving Party by a third party who was not under a similar restriction or obligation of confidentiality to the disclosing Party, and without breach of this Agreement; or (v) approved for release by written authorization of the disclosing Party and the third party owner of the disclosed information; provided, that other documentation (e.g., taped, transcribed or click stream data) shall constitute written authorization of a third party owner for purposes hereof.  The Parties further acknowledge and agree that Confidential Information may be disclosed pursuant to the lawful requirement or order of a court or governmental agency; provided, that upon the receiving Party’s request for such a disclosure, the receiving Party gives prompt written notice thereof to the disclosing Party (unless such notice is not possible under the circumstances, and in such event, such notice shall be provided as promptly as possible thereafter) so that the disclosing Party may have the opportunity to intervene and contest such disclosure and/or seek a protective order or other appropriate remedy.

(d)                                         The exceptions to Confidential Information set forth in Sections 5.1(c)(i)-(v) shall not apply to personally identifiable information accessed and/or held by either Party, unless the receiving Party can establish, by documentary evidence, that it lawfully received the same personally identifiable information independently from (i) the owner of such personally identifiable information, (ii) a person to whom such personally identifiable information relates or (iii) a party with the legal authority to provide such personally identifiable information to the receiving Party on behalf of such owner or person.  As between the receiving Party and the disclosing Party, the receiving Party shall bear all responsibility and liability for the receiving Party’s disclosure and all other uses of the personally identifiable information which the receiving Party receives (except to the extent that the receiving Party is acting with respect to such personally identifiable information, in accordance with the express directions of the disclosing Party, in which case the receiving Party’s responsibility and liability shall be determined in accordance with the other provisions of this Agreement).  To the extent that the Receiving Party becomes aware of any non-permitted transmittal or disclosure of Confidential Information, the receiving Party shall use its commercially reasonable efforts to promptly notify the disclosing party of such non-permitted transmittal or disclosure of Confidential Information.

(e)                                          All Confidential Information transmitted or disclosed hereunder will be and remain the property of the disclosing Party, and the receiving Party shall (at the disclosing Party’s election) promptly destroy or return to the disclosing Party, as directed by the disclosing Party, any and all copies thereof upon Termination or expiration of this Agreement and/or the applicable Exhibit, or upon the written request of the disclosing Party, to the extent such destruction or return does not affect the ability of the receiving Party to perform any Services required hereunder; except, that (i) the receiving Party may elect to destroy rather than return copies of the disclosing Party’s Confidential Information that are commingled or otherwise intertwined with other information not owned by the disclosing Party and not readily separable from such other information and (ii) the receiving Party is not obligated to return or destroy copies of Confidential Information that are required to be maintained by applicable law or regulation or such Party’s business management policies, or that are unreasonably burdensome to separate out from other information for purposes of return or destruction (such as copies thereof commingled with other information in electronic mail archives); provided, that, for avoidance of doubt, the receiving Party is excused by this Section 5.1(e)(ii) only for so long as the applicable exception to return or destruction under this Section 5.1(e)(ii) applies, and any such Confidential Information that is maintained by the disclosing Party otherwise remains subject to the terms and conditions of this Section 5.1.  Upon the request of the disclosing Party, the receiving Party shall certify any such destruction in writing.

(f)                                            Nothing in this Agreement shall be construed to limit or prohibit the receiving Party from independently creating or developing (or having created or developed for it), or from acquiring from third parties, any information, products, concepts, systems, or techniques that are similar to or compete with the information, products, concepts, systems, or techniques contemplated by or embodied in the disclosing Party’s Confidential Information; provided, that (in connection with such creation, development, or acquisition) the receiving Party does not violate any of its obligations under this Agreement.  Notwithstanding the foregoing in this subsection (f), the receiving Party shall not, nor assist others to, disassemble, decompile, reverse engineer, or otherwise attempt to recreate, the disclosing Party’s Confidential Information.

(g)                                         The Parties acknowledge and agree that, given the unique and proprietary nature of the Confidential Information, monetary damages may not be calculable or a sufficient remedy for any breach of this Section 5.1 by the receiving Party, and that the disclosing Party may suffer great and irreparable injury as a consequence of such breach.  Accordingly, each Party agrees that, in the event of such a breach or threatened breach, the disclosing Party shall be entitled to seek equitable relief (including, but not limited to, injunction and specific performance) in order to remedy such breach or threatened breach.  Such remedies shall not be deemed to be exclusive remedies for a breach by the receiving Party but shall be in addition to any and all other remedies provided hereunder or available at law or equity to the disclosing Party.

(h)                                         Each of the Parties shall be permitted to disclose the existence and terms of this Agreement and the Exhibits to which it or any of its Subsidiary is either providing or receiving Services in connection with a potential acquisition, disposition, financing or other strategic transaction involving the business or assets to which this Agreement relates; provided, that such disclosure is (i) made solely to those Persons having a reasonable need to know such information, and only to the extent reasonably necessary, for evaluation of such potential transaction, (ii) with respect to financial terms, not to a direct competitor of the other Party and excluding the amount any fees paid to any individual third party vendor, and (iii) subject to a written confidentiality agreement executed by the Person to whom, or on whose behalf, such information is disclosed and on terms and conditions no less protective of the confidentiality of such information than those contained herein (for purposes of this Section 5.1(h) a confidentiality term of at least five years is sufficient).  For the avoidance of doubt, the foregoing Section 5.1(h) shall be subject to the terms and conditions of any agreement between the disclosing Party and any third party that disclosed the applicable confidential information to such Party.

Section 5.2                                      Intellectual Property and Data.

(a)                          Work Product; License Grants.

(i)                                     Unless otherwise expressly agreed to by the Parties to a Services Agreement in the applicable Exhibit, any and all Work Product created by a Service Provider or its Subsidiary under such Services Agreement shall be owned exclusively by such Service Provider, and the Service Recipient expressly disclaims any and all right, title, or interest in and to such Work Product.  In addition, in the event and to the extent that any Work Product contains any Service Recipient technology or other intellectual property, then the Service Recipient (or its licensors or subcontractors, if applicable) shall be deemed to have granted to Service Provider a nonexclusive, perpetual, and royalty-free license to use such Service Recipient technology or other intellectual property (subject to any restrictions set forth elsewhere in this Agreement or the applicable Exhibits) only within such Work Product.

(ii)                                  Subject to the terms and conditions of this Agreement, including Section 5.2(a)(i), and any applicable Third Party Agreements pursuant to which Service Recipient obtains rights to intellectual property and data, and except as expressly provided otherwise in a Services Agreement, the Service Recipient hereby grants, on behalf of itself and its Subsidiaries, to the Service Provider and its Subsidiaries under such Services Agreement, a limited, non-exclusive, royalty-free license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit, during the applicable Service Term, such intellectual property and data that is provided or otherwise made available by Service Recipient or its Subsidiaries to Service Provider and its Subsidiaries for performance of Service Provider’s and its Subsidiaries’ obligations under such Services Agreement.  The foregoing license grant is limited to use or other exploitation solely as reasonably necessary in connection with the performance of the Services under the applicable Services Schedule.

(iii)                               Subject to the terms and conditions of this Agreement, including Section 5.2(a)(i), and any applicable Third Party Agreements pursuant to which the Service Provider obtains rights to intellectual property and data, and except as expressly provided otherwise in a Services Schedule, the Service Provider hereby grants, on behalf of itself and its Subsidiaries, to the Service Recipient and its Subsidiaries, a limited, non-exclusive, royalty-free license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit, during the applicable Service Term, Work Product and any other intellectual property and data that is provided or otherwise made available by Service Provider or its Subsidiaries to Service Recipient and its Subsidiaries for receipt and use of the Services or for performance of Service Recipient’s and its Subsidiaries’ obligations under this Agreement.  The foregoing license grant is limited to use or other exploitation solely as reasonably necessary in connection with the receipt and use of the Services under the applicable Services Schedule.

(b)                         Ownership of Data and Intellectual Property.

(i)                                     Except for the ownership of Work Product and license grants made pursuant to Section 5.2(a) and except as expressly provided otherwise in a Services Schedule, each Party and its Subsidiaries will retain all right, title and interest in and to its technology and other intellectual property used in connection with the Services, including ownership of any technology or other intellectual property created by such Party or its Subsidiaries as the Service Provider in providing the Services.  Data generated or collected by Service Provider for the Service Recipient will be owned by the Service Recipient (other than Service Provider’s proprietary technical data used or generated in providing the Services that relate to the operation of the Service Provider’s infrastructure).  Notwithstanding the foregoing, each Party and its Subsidiaries may independently create or acquire any intellectual property or data that is deemed by this Agreement to be owned by the other Party and its Subsidiaries hereunder; provided that such independent creation or acquisition does not reference or use the intellectual property or data of the other Party and its Subsidiaries, and such independent creation or acquisition does not breach any other obligations under this Agreement, including the obligations set forth in Section 5.1 regarding confidentiality.

(ii)                                  To the extent that any right, title or interest in or to any intellectual property or data vests in a Party or a Subsidiary thereof, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall or cause its Subsidiaries to, and hereby does, perpetually and irrevocably assign to the appropriate Party any and all such right, title and interest throughout the world in and to such intellectual property and data, free and clear of all liens and encumbrances.

(c)                          Residual Information.  Notwithstanding anything to the contrary in this Article V or in Section 2.5, nothing in this Agreement shall preclude the Service Provider (and its Subsidiaries) under any Services Agreement from using any general information, ideas, concepts, know-how, techniques, programming routines and subroutines, methodologies, processes, skills, or expertise (collectively, “Residual Information”) which such Service Provider’s (and its Subsidiaries’) employees or contractors retain in their unaided memory and derive from the provision of the Services under such Services Agreement, and which are no more than skillful variations of general processes known to the computer data processing and/or information technology industries (and, as such, are neither proprietary, confidential, nor trade secret information); provided, however, that the Service Provider (including its Subsidiaries) under such Services Agreement does not breach its confidentiality obligations under Section 5.1 with respect to personally identifiable information.

(d)                         Access to Intellectual Property and Data.  As set forth in any applicable Exhibit, and as otherwise requested from time to time by the Service Recipient, the Service Provider will promptly provide to the Service Recipient (and shall not withhold for any reason) copies of Work Product and data owned by the Service Recipient or to which it has a license in accordance with this Section 5.2.  Such data shall be delivered in a mutually agreed to format (but in no event other than a generally available commercial format if the Parties are unable to agree on format).  Service Recipient shall be responsible for the incremental actual costs of such deliveries, to the extent such costs are not already included in the cost for the associated Services.

(e)                          Reservation of Rights.  Except as set forth in the preceding sections of this Section 5.2, the Service Provider and its Subsidiaries, on the one hand, and the Service Recipient and its Subsidiaries, on the other hand, retain all right, title and interest in and to their respective intellectual property and data, and no other license or other right, express or implied, is granted to the other Party or its Subsidiaries under this Agreement with respect to a Party’s or its Subsidiaries’ intellectual property or data.

ARTICLE VI

DISCLAIMER AND LIMITATION OF LIABILITY

Section 6.1                                      Limited Remedy and Limitation of Damages.

(a)                          Limited Remedy.  In the event that the Service Provider materially fails to perform any Service in breach of this Agreement (including any Services Agreement), then at the Service Recipient’s request, the Service Provider shall use commercially reasonable efforts to re-perform such Service as soon as reasonably practicable, with the same degree of care used in correcting a failure of a similar service for itself, at no cost to the Service Recipient; provided that if the Service Provider is utilizing a third party vendor to provide services, such third party vendor shall not be subject to the re-performance requirements of this Section 6.1(a).  The Service Provider shall have no obligation to recreate any lost or destroyed data, but will provide such data to Service Recipient to the extent the same is re-created through such re-performance of Services.  To the maximum extent permitted by law, (i) the foregoing in this Section 6.1(a) sets forth the Service Recipient’s sole and exclusive remedy, and the Service Provider’s sole and exclusive liability and obligation, with respect to the performance (or nonperformance) of Services under any Services Agreement, except (1) to the extent any such failure to perform results from the gross negligence or willful misconduct of a Party or its Related Parties, and (2) for such specific performance or other equitable remedy that may be awarded by a court of competent jurisdiction; and (ii) the Service Provider’s obligations under this Section 6.1(a) are expressly subject to the liability cap set forth in Section 6.4.

(b)                         The Parties hereby expressly acknowledge and agree that, in the event any re-performance of Services pursuant to Section 6.1(a) is not promptly performed in accordance therewith, then in addition to, and not in limitation of, any other remedy available to a Party under this Agreement, an aggrieved party under Section 6.1(a) shall be entitled to specific performance thereof and immediate injunctive relief, without the necessity of (i) proving the inadequacy of money damages as a remedy or (ii) posting a bond.

(c)                          Subject to Section 9.2, in the event that the Service Recipient materially fails to comply with the requirements for the provision of any Service in breach of this Agreement (including any Services Agreement), the Service Provider shall be relieved of its obligations to provide Services hereunder to the extent that (i) the Service Provider has provided written notice to the Service Recipient of such failure (with sufficient detail to allow the Service Recipient to understand the nature of such failure) and (ii) the Service Recipient has failed to implement a procedure to cure such failure within twenty (20) Business Days and cured such failure within thirty (30) Business Days of receipt by the Service Recipient of such notice, and such Service Recipient shall pay to the Service Provider an amount in cash equal to expected payments to be made by the Service Provider to any third party vendor through the remainder of the term of such Services Agreement, subject to the obligation of the Service Provider to use commercially reasonable efforts to reduce the amount of the actual costs for the remainder of such term.

(d)                         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT, EXCEPT WITH RESPECT TO COLLOCATION SERVICES, AS PROVIDED FOR IN EXHIBIT A-6 TO EXHIBIT A HERETO AND MORE SPECIFICALLY DEFINED ON ATTACHMENT 2 THERETO ) TO THE CONTRARY, BUT SUBJECT TO THE OTHER PROVISIONS OF THIS ARTICLE VI AND THE INDEMNIFICATION PROVISIONS OF ARTICLE VI OF THE SEPARATION AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, NO PARTY (NOR ANY OF ITS RELATED PARTIES), IN ITS CAPACITY AS SERVICE PROVIDER OR SERVICE RECIPIENT, SHALL BE LIABLE FOR ANY LOSSES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT), INCLUDING WITH RESPECT TO ANY SERVICES (INCLUDING THOSE SERVICES SET FORTH IN THE RELEVANT EXHIBITS), REGARDLESS OF WHETHER LIABILITY IS BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT (INTENTIONAL OR OTHERWISE), OR ANY OTHER LEGAL OR EQUITABLE THEORY, AND REGARDLESS OF WHETHER LIABILITY RELATES TO ACTS OR OMISSIONS OF A PARTY OR OF ITS RELATED PARTIES, EXCEPT THAT (I) THE FOREGOING SHALL NOT APPLY TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR ITS RELATED PARTIES AND (II) EACH SERVICE RECIPIENT SHALL BE LIABLE FOR ANY BREACH OF ITS OBLIGATIONS PURSUANT TO THIS ARTICLE VI.

(e)                          EACH PARTY, IN ITS CAPACITY AS SERVICE RECIPIENT, AGREES AND ACKNOWLEDGES THAT NOTWITHSTANDING ANY ASSISTANCE FROM THE SERVICE PROVIDER IN CONNECTION WITH THE PREPARATION OF ANY OF THE SERVICE RECIPIENT’S FINANCIAL STATEMENTS, THE SERVICE RECIPIENT SHALL HAVE SOLE

RESPONSIBILITY AND CONTROL OF THE PREPARATION AND CONTENT OF ANY OF ITS FINANCIAL STATEMENTS.

(f)                            EACH SERVICE RECIPIENT ACKNOWLEDGES THAT (I) THE SERVICES HEREUNDER ARE NOT GUARANTEED TO BE ERROR-FREE OR DISRUPTION-FREE AND (II) EACH SERVICE PROVIDER IS NOT A COMMERCIAL PROVIDER OF THE SERVICES PROVIDED HEREIN AND IS PROVIDING THE SERVICES AS AN ACCOMMODATION AND AT OR BELOW COST TO SERVICE RECIPIENT PARTIES THROUGH MARCH 31, 2008 IN CONNECTION WITH THE REORGANIZATION OR THE IPO; PROVIDED THAT AFTER MARCH 31, 2008, SERVICES ARE TO BE COMPENSATED IN ACCORDANCE WITH THE FEES SET FORTH IN EXHIBIT A-6 TO EXHIBIT A AND IN EXHIBIT B HERETO.  THE PARTIES AGREE THAT THE FOREGOING SHALL BE TAKEN INTO CONSIDERATION IN ANY CLAIM MADE UNDER THIS AGREEMENT.

Section 6.2                                      Disclaimer of Warranties.  EACH PARTY MAKES NO, AND HEREBY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED OR RECEIVED BY IT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT).

Section 6.3                                      Limitation of Consequential Damages.  NO MEMBER OF THE TRAVELPORT AFFILIATED GROUP OR THE OWW AFFILIATED GROUP NOR ANY THIRD PARTY VENDOR HIRED BY ANY OF THE FOREGOING, NOR ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY, SUCH OTHER PARTY’S RELATED PARTIES OR ANY OTHER THIRD PARTIES FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT), INCLUDING THE SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR TERMINATION OF THE SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT (INTENTIONAL OR OTHERWISE), OR ANY OTHER LEGAL OR EQUITABLE THEORY, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARE AN UNAFFILIATED THIRD PARTY CLAIMANT’S DAMAGES THAT ARE WITHIN THE SCOPE OF INDEMNIFICATION PURSUANT TO SECTION 7.1 OF THIS AGREEMENT.

Section 6.4                                      Liability Cap.

(a)                          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT) TO THE CONTRARY, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE AGGREGATE LIABILITY OF EACH PARTY (INCLUDING ITS RELATED

PARTIES) ARISING OUT OF OR IN CONNECTION WITH ANY SERVICES AGREEMENT SHALL UNDER NO CIRCUMSTANCES EXCEED THE AMOUNTS PAID BY SERVICE RECIPIENT TO SERVICE PROVIDER FOR SERVICES UNDER SUCH SERVICES AGREEMENT; PROVIDED THAT THIS SECTION 6.4 SHALL NOT LIMIT OR OTHERWISE APPLY TO SECTION 6.1(c) AND THE INDEMNIFICATION PROVISIONS OF ARTICLE VI OF THE SEPARATION AGREEMENT; PROVIDED FURTHER A SERVICE RECIPIENT’S OBLIGATION TO PAY THE APPLICABLE SERVICES FEES UNDER A SERVICES AGREEMENT SHALL NOT COUNT TOWARD, AND SHALL NOT BE SUBJECT TO, THE FOREGOING “LIABILITY CAP” IN THIS SECTION 6.4(a).

(b)                         THE FOREGOING CAP IN SECTION 6.4(a) IS INTENDED TO SET A CAP ON LIABILITY FOR ALL CLAIMS AND OTHER ASSERTIONS BY THE OTHER PARTY TO SUCH SERVICES AGREEMENT OR TO THIS AGREEMENT, AS APPLICABLE, AND BY ANY OTHER PERSONS, COMBINED, REGARDLESS OF WHETHER LIABILITY IS BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT (INTENTIONAL OR OTHERWISE), OR ANY OTHER LEGAL OR EQUITABLE THEORY, AND REGARDLESS OF WHETHER LIABILITY RELATES TO ACTS OR OMISSIONS OF A PARTY OR OF ITS RELATED PARTIES, IN EACH CASE TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c)                          THE PARTIES ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION 6.4 WILL SURVIVE AND APPLY EVEN IF ANY LIMITED OR SOLE REMEDY SPECIFIED IN THIS AGREEMENT (INCLUDING ANY SERVICES AGREEMENT) IS FOUND TO HAVE FAILED IN ITS ESSENTIAL PURPOSE.

Section 6.5                                      Third Party Vendors.

(a)                          IN NO EVENT WILL A PARTY BE LIABLE FOR THE PRODUCTS AND SERVICES OF ANY THIRD PARTY LICENSORS, CONTRACTORS, OUTSOURCERS OR OTHER VENDORS (INCLUDING A FAILURE TO PROVIDE OR PERFORM SUCH SERVICES), EXCEPT TO THE EXTENT CAUSED BY SUCH PARTY AND FOR WHICH SUCH PARTY IS OTHERWISE LIABLE UNDER THIS AGREEMENT.

(b)                         Notwithstanding anything in this Agreement (including any Services Agreement) to the contrary, with respect to any such third party licensors, subcontractors, outsourcers or other vendors, the Parties agree to reasonably and diligently cooperate to pass through to the Service Recipient, to the extent permitted by the applicable contracts, the benefit of any indemnities, representations and warranties under the applicable contracts with such third parties.  Upon request, the Service Provider agrees at its option to either (i) enforce its rights under such contracts, or (ii) grant to the Service Recipient rights of subrogation, to the extent permitted under the applicable contract(s), so that the Service Recipient may directly enforce the applicable contract(s) against the applicable vendor.  The Service Provider will under no circumstances be responsible for any failure by any third party to provide any remedies to which the Service Provider and the Service Recipient are entitled from the applicable vendors.  The Service Recipient will be responsible for its own Costs and the Cost incurred by the Service Provider in seeking or enforcing any rights or remedies with respect to any such vendors.

Section 6.6                                      Shared Contracts Limitation.  Notwithstanding anything in this Agreement (including any Services Agreement) to the contrary, nothing in this Agreement (including any Services Agreement) is intended to supersede the Separation Agreement with respect to the Parties’ liability for Shared Contracts, with the exception of certain commitments relating to Shared Contracts as set forth in Exhibit A-6 to Exhibit A hereto. In the event of any conflict between this Agreement and the Separation Agreement with respect to Shared Contracts, the Separation Agreement will prevail.

ARTICLE VII

INDEMNIFICATION

Section 7.1                                      Indemnification.  Article VI of the Separation Agreement provides for indemnification of the Parties under certain circumstances.  Any indemnification included in an Exhibit or Schedule to this Agreement shall be governed by the indemnification procedures set forth in Article VI of the Separation Agreement.

ARTICLE VIII

OTHER PROVISIONS

Section 8.1                                      Records.  Each Service Provider agrees to maintain accurate records arising from or related to any Services provided under such Services Agreement, including accounting records (which shall also be at least sufficient to permit a proper 404 Audit in accordance with Section 8.3, and to verify the “true-up” of Costs subject to Section 1.10) and documentation produced in connection with the rendering of any Services.  Each Service Provider’s accounting records and as appropriate, other records, shall be reasonably sufficient to permit the computation and verification of all payments due hereunder.

Section 8.2                                      Inspection Rights.  During the applicable Service Term and for sixty (60) days thereafter, the Service Provider shall, upon twenty (20) days’ prior written notice from the Service Recipient to such Services Agreement, permit such Service Recipient or its authorized representatives to inspect and audit such Service Provider’s records relating to the Services during regular business hours; provided, that the Service Recipient shall comply with the Service Provider’s reasonable security and safety procedures as such procedures are communicated to such Service Recipient and that any expenses (including relating to copying) in connection the inspection or audit shall be the sole obligation of such Service Recipient.

Section 8.3                                      Certain Audit Rights.

(a)                          The Parties acknowledge and agree that the Service Recipient receiving Services under any of the Exhibits hereto may require that the Service Provider providing Services under such Exhibit perform an audit or such other review, with respect to the Services covered by such Exhibits, that is sufficient to allow such Service Recipient to demonstrate compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“404 Audit”), if required (it being understood that nothing in this Section 8.3(a) shall impose any obligation or requirement whatsoever by either Party to comply with SOX 404 beyond such Party’s obligations or requirements, if any, pursuant to applicable law or regulation).  Such Service Recipient shall provide the affected Service Provider with reasonable advance notice of such 404 Audit (if required), taking into consideration the Services being reviewed and the required scope of review.  Such Service Recipient and Service Provider shall then promptly meet to discuss the scope of review required.  The Service Recipient will have final decision-making authority regarding the scope of review (if required), provided that such Service Recipient and Service Provider will cooperate and act reasonably to minimize disruption to, and effort by, Service Provider, as well as to minimize the costs and expenses of such 404 Audit.  Promptly upon completion of such discussions regarding scope of review, the affected Service Provider and Service Recipient or Parties shall agree upon and execute a statement of work for such audit.  All Parties involved in any 404 Audit will act reasonably to minimize delays in connection with any such discussions, statements of work and actual 404 Audits.

(b)                         The Service Recipient requiring a 404 Audit shall bear all out-of-pocket costs and expenses associated with such 404 Audit.  If the 404 Audit reveals non-compliance with any applicable law, rule, regulation or requirement of the 404 Audit, the Service Provider shall, and shall cause its relevant Subsidiaries and subcontractors to, promptly remedy such non-compliance.  The Service Provider and the Service Recipient affected by such non-compliance shall bear all out-of-pocket costs and expenses associated with such remediation equally.

ARTICLE IX

TERMINATION AND SERVICE TERMINATION

Section 9.1                                      Termination.

(a)                          This Agreement may be terminated (the “Termination”) by mutual written consent of the Parties, and such termination shall also terminate all Services Agreements hereunder between such Parties (each such termination prior to the expiration of the applicable Service Term, a “Service Termination”), unless otherwise provided in the Termination agreement between the Parties.  Subject to Section 9.4, if not previously terminated, this Agreement shall automatically terminate on the first date after the date hereof on which there are no Services provided between the Parties.

(b)                         This Agreement may be terminated by either Party (a “Non-Defaulting Party”) at any time after written notice to the other Party if:

(i)                                                             the other Party fails in any material respect to perform its obligations under or breaches in any material respect this Agreement or any Services Agreement (the “Defaulting Party”) and such failure to perform or breach of an obligation is not cured within sixty (60) days of the date on which written notice is received by the Defaulting Party setting forth in reasonable detail the manner in which the Defaulting Party failed to perform its obligations hereunder and stating that the Non-Defaulting Party intends to terminate this Agreement with respect to the Defaulting Party if such failure or breach is not cured within sixty (60) days of such notice.  For the avoidance of doubt, the foregoing shall not limit any rights of the payee Party under Section 1.12(b); or

(ii)                                                          the other Party makes a general assignment for the benefit of creditors, becomes insolvent, a receiver is appointed, or a court approves reorganization or arrangement proceedings.

Section 9.2                                      Service Termination.

(a)                          Any Services Agreement may be terminated (x) by mutual written agreement of the Parties to such Services Agreement at any time or (y) by the Non-Defaulting Party with respect to any Services Agreement in accordance with the procedures set forth in Section 9.1(b) if the other Party fails in any material respect to perform its obligations under or breaches in any material respect such Services Agreement; provided, that the termination of Telecommunications Services, Information Technology Support and Services and Collocation and Facilities Services to be provided by Travelport to OWW shall have the termination provisions specified on Exhibit A-6 to Exhibit A hereto.

(b)                         Any Service or Services provided hereunder may be terminated by the Service Provider upon written notice to the Service Recipient of such Service or Services if performance of any such Service or Services has been rendered impossible or impracticable by reason of the occurrence of any of the events described in Section 10.1; provided, that such Service Provider has used commercially reasonable efforts not to suspend services as provided in Section 1.13.

(c)                          Any notice of Service Termination delivered by either Party shall specify the effective date of such Service Termination and, where applicable, detail the Service or Services to be terminated.

Section 9.3                                      Consequences of Termination and Service Termination.  In the event of Termination pursuant to Section 9.1 or a Service Termination pursuant to Section 9.2:

(a)                          Upon request and at the returning Party’s cost, each Party involved in such Service shall return to the other Party all tangible personal property, books and records owned by the other Party and relating to the Services in their possession (other than Confidential Information, which is governed by Section 5.1), as of the relevant Termination or Service Termination date, as applicable; and

(b)                         In the event of any Service Termination, in whole or in part, of any Service by the Service Provider pursuant to Section 9.2(a)(y) or Section 9.2 (b) or by the Service Recipient pursuant to Section 9.2(a)(y), the Service Recipient shall pay to Service Provider (i) all reasonable Transition Costs as incurred and invoiced on a monthly basis, and (ii) shall continue to pay any Unrecovered Costs in accordance with the same payment schedule as such costs would have been paid if the applicable Services had continued to be provided until their intended expiration date.  Invoices for such charges shall be prepared in reasonable detail by the Service Provider and payment shall be due within thirty (30) days after receipt of such invoice.

(c)                          The Service Provider and the Service Recipient shall cooperate and use commercially reasonable efforts to minimize Transition Costs and Unrecovered Costs that may arise under any Services Agreement and this Agreement (including, e.g., by exercising early termination rights under vendor contracts where the total cost of early termination is less than continued payments under such contracts as contemplated for the remainder of the Service Term for such terminated Services).  To the extent that any Unrecovered Costs are incurred by Service Provider over the remaining Service Term for such Services (rather than at or about the time of the Termination or a Service Termination, as the case may be), but paid by Service Recipient prior to such time actually incurred by Service Provider, Service Recipient shall pay to Service Provider the net present value of such costs, at a mutually agreed to discount rate.

Section 9.4                                      Survival.  Expiration or termination of all or a portion of the Services for any reason shall not terminate the other obligations of the Parties hereunder, which shall survive any such Service Termination; provided, however, that as to any particular Services, this Agreement shall terminate as between the Service Provider and the Service Recipient listed on an Exhibit upon the end of the Service Term for such Services specified in the Exhibits; provided, further, that Section 4.2, Article V, Article VI, Section 9.3, Section 9.4, Article X and any provisions of a Services Agreement that are specified therein as surviving, shall survive the Termination.  Subject to the foregoing, expiration or termination of the Services for any reason shall not terminate either Party’s obligation to pay any money owed under this Agreement up to or as a result of a Service Termination or obligations and rights arising out of any willful misconduct or gross negligence of either Party occurring prior to such Service Termination or expiration or, including the obligation to pay any money owed hereunder up to or as a result of such Service Termination.

ARTICLE X

MISCELLANEOUS

Section 10.1                                Force Majeure.  Neither of the Parties shall be responsible for the delay in the performance of any obligation hereunder due to labor disturbances, pandemic, accidents, fires, storms, floods, earthquake, explosion, wars, acts of terrorism, riots, rebellions, insurrections, blockages, strike or labor disruption, acts of governments, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault or negligence of such Party, and the time for performance by such Party shall be extended by the period of such delay.  Notwithstanding the foregoing, in no event shall the Service Recipient be relieved of its payment obligations to the Service Provider for Services delivered.

Section 10.2                                Assignment.

(a)                          Except as otherwise provided for in this Agreement, and subject to Section 10.2(b), neither this Agreement (nor any Services Agreement hereunder) nor any of the rights, interests or obligations of either Party hereto under this Agreement (or any Services Agreement hereunder) shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party; provided, that no Service Provider or Service Recipient will be obligated to materially change the nature, scope or volume of the Services it provides or receives, respectively, under any Services Agreement as a result of any assignment, allocation or contribution by any Party (or any such assignment, allocation or contribution by any of such Party’s Subsidiaries). To the extent so assigned, allocated and/or contributed to a Subsidiary, the relevant Subsidiary shall be deemed the relevant Service Provider or Service Recipient, as applicable, with respect to the relevant portion of such Service(s).

(b)                         Notwithstanding Section 10.2(a) or anything else in this Agreement, Service Provider may assign (in whole or in part) the rights, interests or obligations of such Party under a Services Agreement, and Travelport may assign this Agreement in whole or in part, in connection with a merger transaction or the sale of Assets or change of control; provided, that the surviving entity of such merger, the transferee of such Assets or other successor shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this the Service Agreement or Agreement, as the case may be, as if named as a “Party” hereto; provided further, that neither Service Provider nor Service Recipient will be obligated to materially change the nature, scope or volume of the Services it provides or receives, respectively, under any Services Agreement, as a result of any such disposition by either Party (or any disposition by any of such Party’s Affiliates).

(c)                          Any assignment or other disposition in violation of this Section 10.2 shall be void.  Subject to the foregoing in this Section 10.2, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.  Nothing in this Section 10.2 shall affect the ability of either Party to terminate this Agreement or any of the Services in accordance with the provisions of this Agreement.

Section 10.3                                Relationship of the Parties.  Neither of the Parties is an agent of the other or has any authority to bind the other Party, transact any business in the other Party’s name or on its behalf, or make any promises or representations on behalf of the other Party unless provided for in the Exhibits or agreed to in writing.

Section 10.4                                Governing Law and Submission to Jurisdiction.  This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of New York without regard to the principles of conflicts of law other than Section 5-1401 of the General Obligations Law of the State of New York.  Subject to Section 10.7, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article X or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.4. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.5                                Entire Agreement.  This Agreement, including any schedules or Exhibits annexed hereto, as such schedules or Exhibits may be amended from time to time in accordance with Section 10.12, the Ancillary Agreements and the Continuing Agreements embody the entire agreement and understanding of the Parties hereto relating to the Services and obligations to be provided by the Parties, and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  In the event of any inconsistency between this Agreement and any schedule or Exhibit hereto, the schedule or Exhibit, as the case may be, shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Agreement, such Ancillary Agreement or Continuing Agreement shall control, except if otherwise provided therein; provided that this Agreement shall control with respect to any conflicts with the Separation Agreement.

Section 10.6                                Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

To Travelport:

Eric J. Bock

Executive Vice President and General Counsel

Travelport Inc.

400 Interpace Parkway, Bldg. A

Parsippany, NJ 07054

Phone: (973) 939-1000

Fax: (973) 939-1199

To OWW:

General Counsel

500 W. Madison Street, Suite 1000

Chicago, IL 60661

Attn: Legal Department

Phone: (312) 894-5000

Facsimile: (312) 894-4855

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.7                                Disputes.  Any dispute between the Parties hereto arising under this Agreement shall be resolved pursuant to the dispute resolution procedures contained in Article IX of the Separation Agreement as if such provision applied to the Parties hereto.  In the event of any such dispute, the Service Recipient shall continue to pay for the Services, in accordance with Section 1.12, and the Service Provider shall continue to provide the Services in accordance with the terms and conditions of this Agreement (subject to applicable third party contract terms and conditions), pending resolution of such dispute.  The obligations of the Parties pursuant to this Section 10.7 shall survive the Termination, any Service Termination or the termination of the Separation Agreement.

Section 10.8                                Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.9                                Interpretation.

(a)                          When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b)                         The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 10.10                          Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by all Parties and delivered to the other Party.

Section 10.11                          Further Cooperation.  Each Party agrees to cooperate with the other, at the other Party’s reasonable request, to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent of the terms of this Agreement.

Section 10.12                          Amendment and Waiver.  This Agreement and the Services Agreements may not be amended or modified except by a writing signed by an authorized signatory of each Party; provided, that any Services Agreement may be amended or modified by a writing signed by an authorized signatory of each Party to such Services Agreement.  No waiver by either Party or any breach or default hereunder or under any Services Agreement shall be deemed to be a waiver of any preceding or subsequent breach or default.

Section 10.13                          Duly Authorized Signatories.  Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Section 10.14                          Waiver of Trial By Jury.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15                          Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16                          No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.17                          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 10.18                          Certain Definitions.  For purposes of this Agreement:

(a)                          “Action” means any claim, action, cause of action, dispute, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other.

(b)                         “Additional Services” has the meaning set forth in Section 1.2.

(c)                          “Adjustment Amount” has the meaning set forth in Section 1.10(a).

(d)                         “Affiliate” means (i) with respect to the Travelport Affiliated Group, any other member of the Travelport Affiliated Group, and (ii) with respect to the OWW Affiliated Group, any other member of the OWW Affiliated Group.

(e)                          “Agreement” has the meaning set forth in the preamble to this Agreement.

(f)                            “Ancillary Agreements” means those agreements identified on Schedule 10.13 to the Separation Agreement.

(g)                         “Avis Budget” means Avis Budget Group, Inc., a Delaware corporation formerly known as Cendant Corporation.

(h)                         “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(i)                             “Cendant Separation Agreement” means that certain Separation and Distribution Agreement, dated as of July 27, 2006, by and among Avis Budget, Realogy, Wyndham and Travelport.

(j)                             “Code” means the Internal Revenue Code of 1986, as amended.

(k)                          “Confidential Information” means any information disclosed by one Party to the other Party whether obtained before or after the execution of this Agreement relating to the business, finances, technology or operations of the providing Party relating to this Agreement or the provision or receipt of Services hereunder or under any Exhibit.  Such information may include financial, technical, legal, marketing, network, and/or other business information, reports, records, or data (including, but not limited to, computer programs, code, systems, applications, analyses, passwords, procedures, output, information regarding software, sales data, vendor lists and pricing information, customer lists, and employee- or customer-related information, personally identifiable information, business strategies, advertising and promotional plans, creative concepts, specifications, designs, and/or other material).

(l)                             “Continuing Agreements” means those agreements identified on Schedule 2.5 to the Separation Agreement.

(m)                       “Contract” means any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(n)                         “Cost” has the meaning set forth in Section 1.10.

(o)                         “Defaulting Party” has the meaning set forth in Section 9.1(b)(i).

(p)                         “Employee Severance Cost” has the meaning set forth in Section 1.9.

(q)                         “Exhibit” has the meaning set forth in Section 1.1(a).

(r)                            “Interest Rate” has the meaning set forth in Section 1.12(a).

(s)                          “IPO” has the meaning set forth in the preamble.

(t)                            “LTIPs” shall have the meaning set forth in Section 1.9.

(u)                         “Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights thereunder).

(v)                         “Master Services Agreement” has the meaning set forth in the preamble.

(w)                       “Non Defaulting Party” has the meaning set forth in Section 9.1(b).

(x)                           “OWW” has the meaning set forth in the preamble to this Agreement.

(y)                         “OWW” means Orbitz Worldwide, Inc., a Delaware corporation.

(z)                           “OWW Affiliated Group” means, collectively, OWW and all of its direct and indirect Subsidiaries now or hereafter existing.

(aa)                    “Party” or “Parties” has the meaning set forth in the preamble.

(bb)                  “Prime Rate” shall mean the rate per annum publicly announced by JPMorgan Chase Bank (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(cc)                    “Privilege” means any privilege, including privileges arising under or related to the attorney-client or attorney work product privileges.

(dd)                  “Proceeding” has the meaning set forth in Section 2.1(a).

(ee)                    “Realogy” means Realogy Corporation, a Delaware corporation.

(ff)                        “Related Parties” means, with respect to a Party, its officers, directors and employees and any of its Affiliates or Subsidiaries, and their officers, directors or employees, as well as any agents and subcontractors of a Party or of any of the foregoing.

(gg)                  “Reorganization” has the meaning set forth in the preamble.

(hh)                  “Residual Information” shall have the meaning set forth in Section 5.2(c).

(ii)                          “Securities Act” means the Securities Act of 1933, as amended.

(jj)                          “Separation Agreement” has the meaning set forth in the preamble.

(kk)                    “Service Provider” means the Party providing the Services with respect to any particular Services Agreement, as set forth in the relevant Exhibits.

(ll)                          “Service Recipient” means the Party receiving the Services with respect to any particular Services Agreement, as set forth in the relevant Exhibits.

(mm)              “Service Taxes” has the meaning set forth in Section 3.1.

(nn)                  “Service Term” has the meaning set forth in Section 1.4.

(oo)                  “Service Termination” has the meaning set forth in Section 9.1(a).

(pp)                  “Services” has the meaning set forth in Section 1.1(a).

(qq)                  “Services Agreement” has the meaning set forth in Section 1.1(a).

(rr)                        “Shared Contract” shall mean any contract (i) that is forth on Schedule 6.6, as such schedule may be amended from time to time, or (ii) that is (A) a Travelport asset but inures in whole or in part to the benefit or burden of OWW or the consumer-to-consumer business or (B) a OWW asset but inures in whole or in part to the benefit or burden of Travelport or the business-to-consumer business.

(ss)                    “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership), or (iii) which would be considered subsidiaries of such Person within the meaning of Regulation S-K or Regulation S-X.

(tt)                        “TAI” means Travelport Americas, Inc., a Delaware corporation, formerly known as Travelport Inc. and Cendant Travel Distribution Services Group, Inc.

(uu)                  “Termination” has the meaning set forth in Section 9.1(a).

(vv)                  “Third Party Action” has the meaning set forth in Section 2.1(b).

(ww)              “Third Party Agreement” means any agreement between either or both of the Parties and/or their Affiliates, on the one hand, and any third party, on the other hand.

(xx)                      “Transition Costs” means the reasonable out-of-pocket costs and the expenses, labor, and materials incurred by Service Provider in transitioning the performance of Services to Service Recipient in accordance with this Agreement and any other costs, expenses, labor and materials that are proposed and reasonably incurred by Service Provider in winding down the provision of such Service.

(yy)                  “Travelport” has the meaning set forth in the preamble to this Agreement.

(zz)                      “Travelport Affiliated Group” means, collectively, Travelport Limited and all of its direct and indirect Subsidiaries now or hereafter existing, other than members of the OWW Affiliated Group.

(aaa)              “Travelport Limited” has the meaning set forth in the preamble to this Agreement.

(bbb)           “Unrecovered Costs” means any reasonable unamortized hardware, software or other costs and charges that are allocated to such Service (such allocation made in accordance with this Agreement, including Section 1.10), as of the date of Termination or Service Termination, as applicable (including any prepaid hardware and software maintenance fees and unamortized license or leasing payments).

(ccc)              “Work Product” means reports, surveys, promotional materials, photographs, logos, artwork, graphics, signs, computer code, scripts, documentation, data (excluding employee and customer data), specifications or other materials, writings, or works of authorship that is created by the Service Provider specifically for the Service Recipient in the course of rendering the Services under a Services Agreement, but excluding any of the foregoing created by the Service Provider in the ordinary course of maintaining information technology infrastructure to provide Services to any Service Recipient.

(ddd)           “Wyndham” means Wyndham Worldwide Corporation, a Delaware corporation.

(eee)              “404 Audit” has the meaning set forth in Section 8.3(a).

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf on the day and year first above written.

TRAVELPORT INC.

By:	/s/ Eric J Bock
Name:	Eric J. Bock
Title:	Executive Vice President and General Counsel

ORBITZ WORLDWIDE, INC.

By:	/s/ James P. Shaughnessy
Name:	James P. Shaughnessy
Title:	Senior Vice President, General Counsel

Signature Page to Transition Services Agreement